SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549
                         --------------------

                               FORM 8-K

                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934
                         ---------------------

           Date of Report (Date of earliest event reported):
                           January 14, 1998


                       Comverse Technology, Inc.
                     -----------------------------
                       (Exact name of registrant
                     as specified in its charter)


         New York                   0-15502                  13-3238402
----------------------------  -----------------------   ----------------------
(State or Other Jurisdiction  (Commission File Number)     (IRS Employer
     of Incorporation)                                  Identification Number)



170 Crossways Park Drive, Woodbury, New York                  11797
--------------------------------------------               ------------
  (Address of principal executive offices)                  (Zip Code)


                            (516) 677-7200
                    -------------------------------
                    (Registrant's telephone number,
                         including area code)

                                 None
                    -------------------------------
                    (Former Name or Former Address,
                     if Changed Since Last Report)

Item 2.   Acquisition or Disposition of Assets.

          On January 14, 1998, Boston Technology, Inc., a Delaware corporation ("BTI"), merged with and into Comverse Technology, Inc., a New York corporation ("Comverse"), pursuant to which each outstanding share of common stock, par value $.001 per share, of BTI was converted into the right to receive 0.65 of a share of common stock, par value $.10, of Comverse (the "Merger").

          Attached and incorporated herein by reference as
Exhibit 99.1 is a copy of the press release of Comverse announcing the completion of the Merger.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          (a) Financial Statements of Business Acquired.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Boston Technology, Inc.:

We have audited the accompanying consolidated balance sheets of Boston Technology, Inc. as of January 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three fiscal years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Technology, Inc. as of January 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended January 31, 1997 in conformity with generally accepted accounting principles.


/s/ COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
April 24, 1997

                   BOSTON TECHNOLOGY, INC.
                 CONSOLIDATED BALANCE SHEETS
                        (in thousands)


                                                         January 31,
                                                       ---------------
                                                       1997       1996
                                                       ----       ----
   ASSETS
Current assets:
   Cash and cash equivalents                        $ 14,032   $ 13,929
   Accounts receivable, less allowances of
     $3,656,000 and $1,554,000                        54,405     28,892
   Net investment in sales type leases                   645      2,771
   Inventories                                        19,046     16,951
   Net taxes receivable                                 --        3,886
   Prepaid expenses and other current assets           2,771      2,130
                                                    --------   --------
            Total current assets                      90,899     68,559
Net investment in sales type leases                     --          357
Property and equipment, net                           25,568     10,597
Deferred taxes                                         4,284      2,080
Other assets                                           7,422      3,068
                                                    --------   --------
            TOTAL ASSETS                            $128,173   $ 84,661
                                                    ========   ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                $  1,000   $    275
   Accounts payable                                   15,235     11,253
   Net taxes payable                                   2,618       --
   Accrued expenses                                   21,556      9,981
   AT&T contract accrual                                --        2,060
   Deferred customer funding                           1,140      2,825
   Deferred revenues                                   8,939      3,536
                                                    --------   --------
            Total current liabilities                 50,488     29,930
Long-term debt and other long-term liabilities         1,193        417
Commitments and contingencies (Note 11)
Stockholders' equity:
   Common stock, $.001 par value, 60,000,000
     shares authorized; 25,501,691 and
     25,344,814 shares issued                             25         25
 Additional paid-in capital                           60,557     57,048
 Retained earnings                                    15,516      5,557
 Treasury stock, at cost, none and 613,119 shares       --       (8,599)
 Cumulative translation adjustment                       394        283
                                                    --------   --------
       Total stockholders' equity                     76,492     54,314
                                                    --------   --------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $128,173   $ 84,661
                                                    ========   ========

The accompanying notes are an integral part of the consolidated financial statements.


                        BOSTON TECHNOLOGY, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)


                                                    For the Years Ended January 31,
                                                    -------------------------------
                                                     1997         1996         1995
                                                     ----         ----         ----
Revenues                                          $ 192,458    $ 105,267    $  89,056

Costs and expenses:
   Cost of revenues                                  91,283       46,585       31,544
   Research and development                          38,787       21,884       13,709
   Marketing, general and administrative             40,257       31,565       26,217
   Warrants & other costs associated with AT&T
   contract acquisition (see Note 8)                   --         21,000         --
                                                  ---------    ---------    ---------
                                                    170,327      121,034       71,470
Income (loss) from operations                        22,131      (15,767)      17,586

Interest income                                         881        1,169        1,098
Interest expense                                     (1,186)        (165)        (207)
Other expense                                          (865)         (22)          (6)
                                                  ---------    ---------    ---------

Income (loss) before provision for income taxes      20,961      (14,785)      18,471
Provision for income taxes                            6,812          105        5,527
                                                  ---------    ---------    ---------

Net income (loss)                                 $  14,149    $ (14,890)   $  12,944
                                                  =========    =========    =========

Net income (loss) per share                       $     .51    $    (.60)   $     .50
                                                  =========    =========    =========


   Weighted average number of common and
   common equivalent shares outstanding              27,585       24,859       25,751

The accompanying notes are an integral part of the consolidated financial statements.



                        BOSTON TECHNOLOGY, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          For the Years Ended January 31, 1995, 1996 and 1997
                   (in thousands, except share data)



                                   Additional                             Cumulative Treasury
                                  Common Stock                                   Stock            Total
                                 ----------------   Paid-In   Retained    -------------------  Translation  Stockholders'
                                 Shares    Amount   Capital   Earnings    Shares      Amount   Adjustment      Equity

Balance, January 31, 1994       24,217,183    $24   $32,072   $  8,745        --         --       --         $ 40,841

Exercise of stock options          482,431      1     1,470       --          --         --       --            1,471
Employee stock purchase
   plan                             59,688     --       500       --          --         --       --              500
Tax benefit of
   disqualifying
   dispositions of incentive
   stock options                      --       --     1,052       --          --         --       --            1,052
Translation adjustments                (16)                                                                  (16ASSETS)
Net income for the year
   ended January 31, 1995             --       --      --       12,944        --         --       --           12,944
-----------------------------------------------------------------------------------------------------------------------
Balance, January 31, 1995       24,759,302     25    35,094     21,689        --         --        (16)        56,792

Common stock purchased                --       --      --         --      (750,000)   (10,663)    --          (10,663)
Issuance of treasury stock
   upon exercise of stock
   options                            --       --      --       (1,146)    109,334      1,649     --              503
Exercise of stock options          557,967     --     2,003       --          --         --       --            2,003
Employee stock purchase
   plan                             27,545     --       296       --          --         --       --              296
Tax benefit of
   disqualifying
   dispositions of incentive
   stock options                      --       --     1,055       --          --         --       --            1,055
Stock warrants issued                 --       --    18,600       --          --         --       --           18,600
Translation adjustments               --       --      --         --          --         --        299            299
Net loss for the year ended
   January 31, 1996                   --       --      --      (14,890)       --         --       --          (14,890)
-----------------------------------------------------------------------------------------------------------------------
Balance, January 31, 1996       25,344,814     25    57,048      5,557    (613,119)    (8,599)     283         54,314

Issuance of treasury stock
   upon exercise of stock
   options                            --       --      --       (3,993)    542,456      7,534     --            3,541
Issuance of treasury stock
   for employee stock
   purchase plan                      --       --      --         (197)     70,663      1,065     --              868
Exercise of stock options          156,877     --     1,338       --          --         --       --            1,338
Tax benefit of
   disqualifying
   dispositions
   of incentive stock
   options                            --       --     2,171       --          --         --       --            2,171
Translation adjustments               --       --      --         --          --         --        111            111
Net income for the year
   ended January 31, 1997             --       --      --       14,149        --         --       --           14,149
-----------------------------------------------------------------------------------------------------------------------
Balance, January 31, 1997       25,501,691    $25   $60,557   $ 15,516        --         --      $ 394       $ 76,492
=======================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.



                                          BOSTON TECHNOLOGY, INC.
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (in thousands)


                                                               For the Years Ended January 31,
                                                             ----------------------------------
                                                                 1997       1996        1995
                                                                 ----       ----        ----

Cash flows provided by (used in) operating activities:
   Net income (loss)                                         $ 14,149    $(14,890)   $ 12,944
Reconciliation of net income (loss) to cash flows provided
   by (used in ) operating activities:
   Depreciation and amortization                                8,361       4,822       3,756
   Provision for bad debt                                       2,102         755         509
   Payments in excess of rent expense                            (192)       (195)       (153)
   Deferred income taxes                                       (2,204)     (1,897)        (92)
   Loss on disposal of fixed assets                               127        --          --
   Non-cash charge for warrants issued                           --        18,600        --
Changes in operating assets and liabilities:
   Accounts receivable                                        (27,615)        829     (15,692)
   Net investment in sales type leases                          2,483       1,224      (1,679)
   Inventories                                                 (2,095)     (8,653)     (2,958)
   Prepaid expenses and other current assets                     (641)     (1,266)       (102)
   Accounts payable                                             3,982       6,373         923
   Accrued expenses                                             9,515       1,812       4,799
   Deferred revenues                                            5,403       1,795          15
   Deferred customer funding                                   (1,685)     (1,442)     (5,914)
   Other long-term liabilities                                    (32)        (57)        147
   Income taxes                                                 8,675      (3,500)        454
                                                             --------    --------    --------
   Cash flows provided by (used in) operating activities       20,333       4,310      (3,043)
Cash flows used in investing activities:
   Purchase of property and equipment                         (22,482)     (6,546)     (4,442)
   Purchase of investments                                       --        (3,429)    (14,946)
   Redemption of investments                                     --         9,486      12,694
   Investment in joint venture                                 (2,000)     (1,000)       --
   Purchase of license agreements and other assets             (1,331)       (597)       (390)
                                                             --------    --------    --------
Cash flows used in investing activities                       (25,813)     (2,086)     (7,084)
Cash flows provided by (used in) financing activities:
   Principal payments under financing obligations                (275)       (767)       (155)
   Proceeds from issuance of common stock                       4,879       2,506       1,471
   Proceeds from employee stock purchase plan                     868         615         500
   Purchases of treasury stock                                   --       (10,663)       --
   Borrowing under revolving line of credit                    30,600        --          --
   Repayments under revolving credit agreements               (30,600)       --          --
                                                             --------    --------    --------
Cash flows provided by (used in) financing activities           5,472      (8,309)      1,816
                                                             --------    --------    --------
Effect of exchange rate changes on cash                           111         299         (17)
Net increase (decrease) in cash and cash equivalents              103      (5,786)     (8,328)
Cash and cash equivalents at beginning of year                 13,929      19,715      28,043
                                                             --------    --------    --------
Cash and cash equivalents at end of year                     $ 14,032    $ 13,929    $ 19,715
                                                             ========    ========    ========
Supplemental disclosures of cash flow information:
   Interest paid                                             $    138    $    185    $    163
   Income taxes paid                                            2,234       5,047       4,300
Supplemental disclosures of non-cash investing
   and financing activities:
Tax benefit of disqualifying dispositions of incentive
   stock options                                             $  2,171    $  1,055    $  1,052
   License agreement acquired for debt                          2,000        --          --

The accompanying notes are an integral part of the consolidated financial statements.


Notes To Consolidated Financial Statements

1.       DESCRIPTION OF BUSINESS

          Boston Technology, Inc. ("Boston Technology" or the "Company") is a leading worldwide provider of communications and information processing systems and applications that enable telecommunications carriers to provide their residential, business, wireless and cable subscribers with enhanced services, such as call answering, voice messaging, fax processing, pager notification and other multimedia capabilities.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated. The equity method of accounting is used for an investment in a joint venture.

Reclassifications

          Certain amounts in fiscal 1996 and fiscal 1995 financial statements have been reclassified to conform to the fiscal 1997 presentation. Certain customer service expenses classified as marketing, general and administrative expenses for fiscal 1993 through 1996 have been reclassified to cost of revenues to conform to the fiscal 1997 presentation. These reclassifications from marketing, general and administrative expenses to cost of goods sold were $5,498,000, $3,287,000, $2,330,000 and $2,014,000 for the years ending
January 31, 1996, 1995, 1994 and 1993, respectively.

Cash and Cash Equivalents

          All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents. The Company estimates the fair value of cash and cash equivalents to approximate its carrying value.

Risks, Uncertainties, and Estimates

          Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. Management believes the Company's cash equivalents are maintained in high quality securities placed with major international banks and financial institutions. The Company's investment policy limits its exposure to concentrations of credit risk. The Company's customer base includes telephone companies in North America, South America, Australia, and Asia. Although the Company is directly affected by the strength of the telecommunications industry, management does not believe significant credit risk exists at January 31, 1997 and addresses this risk on a regular basis.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in these financial statements include the reserve for bad debts, reserve for warranty, inventory valuation reserve, and certain accrued liabilities.

Inventories

          Inventories are carried and charged to revenue at standard cost, which is updated regularly and which approximates the lower of cost (first-in, first-out) or market. Inventories are subject to rapid technological obsolescence.

Property and Equipment

          Property and equipment are stated at cost and depreciated on a straight line basis over the estimated useful life of the assets as follows:

Manufacturing and test equipment             3 - 7 years

Office equipment and furniture               5 - 7 years

Equipment leased to others                   5 years

Leasehold improvements and other assets      3 - 8  years

Leasehold improvements and assets under capital lease are amortized on a straight line basis over the estimated useful life of the asset or the related lease term, whichever is shorter. Certain manufacturing and test equipment is subject to technological obsolescence. Maintenance and repair costs are charged to operations when incurred; additions and improvements are capitalized. Upon retirement or sale, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

Intangible Assets

          Patent and software license agreements are carried at cost less accumulated amortization, which is calculated on a straight-line basis over their estimated useful lives. These assets are amortized generally over periods from three to ten years. At January 31, 1997 and 1996, approximately $4,253,000 and $1,975,000, respectively, of net intangible assets are included in other assets. At January 31, 1997 and 1996, accumulated amortization is $2,009,000 and $1,032,000, respectively. In fiscal 1996, the Company wrote off approximately $200,000 of intangible assets considered to be impaired. The carrying value of intangible assets is reviewed on a regular basis for the existence of facts or circumstance that may suggest impairment. The Company measures the amount of impairment based on the discounted expected future cash flows. Cash flow estimates used contain management's best estimates, using appropriate and customary assumptions and projections at that time.

Forward Foreign Exchange Contracts

          The Company periodically enters into forward foreign exchange contracts to hedge specific scheduled foreign currency denominated sales. Effects of changes in currency rates are therefore minimized and any gains or losses are recognized as part of the underlying transactions being hedged. The parties to these financial instruments consist of large financial institutions. The Company monitors its positions and the credit ratings of the parties to these financial instruments, and by policy limits the amounts of credit exposure to any one party. While the Company may be exposed to potential losses due to credit risk in the event of non-performance by the parties to these financial instruments, it does not anticipate losses. There were no open foreign exchange contracts at January 31, 1997.

Royalty Expense

          Royalty expense with respect to sales of product under royalty agreements is recorded when revenue is recognized.

Warranty Costs

          The Company generally warrants its products for one year after delivery. A provision for estimated warranty costs is recorded at the time revenue is recognized.

Revenue Recognition

          Product revenues are recognized at the time the hardware and/or software is shipped, collection is probable and no significant post shipment obligations remain. Unearned billings are recorded as deferred revenues. Products shipped for customer trials are carried in finished goods inventory until customer acceptance is obtained, at which time revenue is recognized. Installation fees are recognized when products are installed. Revenue from sales-type leases and the associated cost of revenue is recognized upon shipment of the equipment to customers. Interest income is recognized over the life of the sales-type lease. Rental income on equipment under operating leases is recognized ratably over the lease term, and the related equipment is depreciated over its estimated useful life. Maintenance revenue is recognized ratably over the term of the maintenance contract.

          The Company's products are standard hardware and software configurations which are developed according to internally generated product specifications. Development costs for standard product configurations are charged to research and development expense as incurred. Development work is frequently required for new customers in order to adapt otherwise standard products to specific languages, user interfaces and network interfaces. From time to time, customers may contract for custom modifications and enhancements to standard product configurations. The proceeds from the sale of such modifications and enhancements as well as the excess of customer funding received over and above associated costs are included in revenues upon shipment of the related hardware and/or software. Such revenues for the fiscal years ended January 31, 1997, 1996, and 1995 were approximately $3,263,000, $2,978,000 and $10,483,000, respectively.

Software Development Costs

          Software development costs are expensed as incurred until technological feasibility has been established. At the present time, the Company believes that under its current process for developing software, the software is essentially completed concurrently with the establishment of technological feasibility. Software development costs incurred after the establishment of technological feasibility, which would be eligible for capitalization, have not been significant.

Contract Accounting

          Earnings on long-term contracts are determined on the percentage of completion method, based on the ratio of costs incurred to date to the total estimated costs or the ratio of the number of units completed to date to the total number of units to be completed. Provisions are made currently for all known or anticipated losses. Costs or earnings in excess of billings are classified in inventory as work-in-process and represent amounts not yet billed under the terms of the contract but which are recoverable from customers. As of January 31, 1997 and 1996, the Company has included in inventory $1,249,000 and $675,000, respectively, in costs related to custom development contracts.

Customer Funding

          The Company is involved in several software research and development programs that are funded in whole or in part by its customers. Customer funding is recognized as a reduction to research and development expense, and is recognized as development activities occur. Amounts received from customers for research and development funding are included on the balance sheet as deferred customer funding until they are recognized. Customer funding offsets against research and development expense for the years ended January 31, 1997, 1996 and 1995 amounted to approximately $3,349,000, $5,051,000 and $8,162,000, respectively.

Income Taxes

          Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Net Income Per Share

          Net income per share is computed based on the weighted average number of common and dilutive common equivalent shares outstanding. Dilutive common equivalent shares consist of stock options and warrants using the treasury stock method. Fully diluted earnings per share are not materially different from reported primary earnings per share for all periods presented.

Newly Issued Accounting Standard

          In February 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 128, "Earnings per Share". FAS 128 specifies the computation, presentation and disclosure requirements for earnings per share and is designed to improve earnings per share information by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of per share data on an international basis. FAS 128 must be adopted in the Company's fiscal 1998 financial statements. The Company is currently reviewing the adoption and impact of this standard, but does not expect it to have a material impact on the Company's results of operations or its financial position.

3.       SALES TYPE LEASES

          The Company has entered into several sales-type leases for its products. At January 31, 1997, the future minimum payments receivable under these arrangements are as follows:


                                                               Sales-type
                                                                 leases
Year Ending January 31, 1998
                                                               $1,450,000
Less:  unearned income
                                                                 (805,000)
Net current investment in sales type leases
                                                               $  645,000

4.       INVENTORIES

                  Inventories at January 31, consist of:


                                             1997              1996
                                             ----              ----
Materials and purchased parts            $ 7,735,000       $ 8,179,000
Work in process                            9,585,000         6,858,000
Finished goods                             1,726,000         1,914,000
                                         -----------       -----------
                                         $19,046,000       $16,951,000
                                         ===========       ===========

5.       PROPERTY AND EQUIPMENT

                  Property and equipment at January 31, consist of:


                                             1997              1996
                                             ----              ----
Manufacturing and test equipment         $34,939,000       $20,531,000
Office equipment and furniture            12,279,000         5,741,000
Equipment leased to others                   227,000           207,000
Leasehold improvements and other assets    1,104,000           542,000
                                         -----------       -----------
                                          48,549,000        27,021,000
Less:   accumulated depreciation and
        amortization                     (22,981,000)       (16,424,000)
                                         -----------       ------------
                                         $25,568,000       $10,597,000
                                         ===========       ===========

          Depreciation expense totaled $7,384,000, $4,423,000 and $3,108,000 for the years ended January 31, 1997, 1996 and 1995, respectively.

          In fiscal 1997, the Company disposed of gross assets of approximately $954,000 with accumulated depreciation of $827,000.

6.  JOINT VENTURE

          During fiscal 1996, the Company entered into a joint venture with a company that formerly acted as distributor of the Company's products in Brazil. Under the terms of the joint venture agreement, the Company was committed to provide a minimum of $3,000,000 for working capital purposes, of which $1,000,000 was paid at January 31, 1996. The remaining $2,000,000 was paid in January 1997. There are no further capital contribution requirements. The Company's ownership interest in the joint venture is 30%, which is accounted for using the equity method.

          In addition to all necessary personnel, assets and related business activities, the former distributor has assigned its exclusive distribution agreement with the Company to the joint venture, thereby establishing the joint venture as the exclusive distributor of the Company's products in Brazil. The Company has committed to provide all necessary marketing, sales and customer service personnel to assist the joint venture in developing marketing and sales plans, and to provide technical assistance on customer service matters. The Company's share of the net loss of the joint venture for fiscal 1997 was $479,000 and is included in other expenses.

          At January 31, 1997 and 1996, the joint venture partner owed the Company approximately $2,298,000 and $7,321,000, respectively, resulting from transactions with the Company prior to the establishment of the joint venture, which is included in accounts receivable and investment in sales type leases.

7.       ACCRUED EXPENSES

                  Accrued expenses at January 31, consist of:


                                                 1997          1996
                                                 ----          ----
Accrued payroll, vacation and bonuses        $ 3,365,000    $1,664,000
Accrued commissions                            3,050,000     1,683,000
Accrued warranty                               2,964,000     1,352,000
Accrued cost of sales                          4,898,000          --
Other accrued expenses                         7,279,000     5,282,000
                                             -----------    ----------
                                             $21,556,000    $9,981,000
                                             ===========    ==========

8.       AT&T CONTRACT ACCRUAL

          In November 1995 the Company entered into an agreement with AT&T to supply its Access NP Network Services Platform and AccessMAX object-oriented software. Pursuant to this agreement, the Company issued to AT&T warrants to purchase 4,908,800 shares of its common stock at an exercise price of $14.00 per share. The warrants become exercisable in five equal annual increments of 981,760 shares each, commencing with the first anniversary date of the grant, and remain exercisable for thirty months after first becoming exercisable. In the event that any person or entity acquires a majority of the Company's outstanding voting securities, the warrants will become immediately exercisable in full. Any stock issued as a result of the exercise of the warrants would be for AT&T's investment purposes only, and would be "restricted securities" under Rule 144 of the Securities Act of 1933. Through December 31, 2000, AT&T is restricted from acquiring greater than a 30% ownership of Boston Technology's outstanding common stock. As of January 31, 1997, warrants to purchase 981,760 shares of common stock are vested and exercisable; none have been exercised.

          At commencement of the contract, the Company estimated that compliance with the terms of the agreement would result in a $21,000,000 loss, which was recognized in the fourth quarter of fiscal 1996, establishing the AT&T Contract Accrual. Included in the $21,000,000 was a charge of $18,600,000 relating to the value of the warrants issued to AT&T, based on an evaluation performed by an independent investment banking firm. As of January 31, 1997, all of the related expenses have been paid and no accrual balance remains.

9.       FINANCING ARRANGEMENTS

                  Long-term debt at January 31, consists of:


                                                 1997          1996
                                                 ----          ----
Notes payable--patent license agreements     $ 2,000,000    $ 275,000
Less:  current portion                        (1,000,000)    (275,000)
                                             $ 1,000,000    $    --
                                             ===========    =========

          The note payable of $2,000,000 at January 31, 1997 represents the amount due to AudioFAX resulting from a patent license settlement agreement and is payable in four equal installments in each of February and August of both 1997 and 1998. The Company estimates the fair value of the outstanding notes payable to approximate its carrying value.

          The Company has entered into several patent license agreements (the "Agreements") whereby the Company obtained a non-exclusive license to make, have made, use and sell certain inventions relating to voice messaging, voice processing, and facsimile applications covered by the claims of the patents. The license fees are due in installments through fiscal year 1999. In addition, certain of the Agreements provide that the Company shall pay to the licensor a royalty based on a percentage of defined revenues derived by the Company from the use, sale, lease or rental of the products incorporating the licensed technology. Royalty expense relating to the Agreements was $6,076,000, $902,000 and $199,000 for the years ended January 31, 1997, 1996 and 1995, respectively.

Credit Agreements

          The Company maintains a $35,000,000 revolving credit facility with two banks. Borrowings are collateralized by the Company's accounts receivable and inventories and bear interest at the prime rate (8.25% at January 31, 1997) or the LIBOR rate plus 175 basis points. The credit facility is scheduled to expire on November 19, 1998. This revolving credit facility also has a 1/2 of 1% annual commitment fee on the unused portion. The facility contains quarterly covenants which, among other things, require the Company to maintain certain financial ratios, specified levels of equity, and other restrictions. Stand-by letters of credit reduce the amount available from the $35,000,000 revolving credit facility. At January 31, 1997 and 1996, stand-by letters of credit of approximately $3,476,000 and $203,000, respectively, had been issued under this agreement.

          The Company also has available an aggregate $50,000,000 of uncollateralized lines of credit for foreign exchange contracts with two banks. These lines of credit are scheduled to expire on July 6, 1997. At January 31, 1997 and 1996, there were no outstanding forward foreign exchange contracts.

10.      INCOME TAXES

       The provision for income taxes at January 31, consists of the following:


                                        1997           1996           1995
                                        ----           ----           ----
Federal and foreign income taxes:
Currently payable                   $ 8,341,000    $ 1,689,000    $ 5,135,000
Deferred                             (2,095,000)    (1,584,000)       (95,000)
                                    -----------    -----------    -----------
                                      6,246,000        105,000      5,040,000
State income taxes:
Currently payable                       675,000        313,000        483,000
Deferred                               (109,000)      (313,000)         4,000
                                    -----------    -----------    -----------
                                        566,000          --           487,000
Total                               $ 6,812,000    $   105,000    $ 5,527,000
                                    ===========    ===========     ==========

          The difference between taxes at the statutory federal income tax rate and the Company's effective income tax rate for the years ended January 31, is as follows:


                                       1997            1996         1995
                                       ----            ----         ----
Tax at the federal income tax rate     $ 7,336,000    $(5,105,000)  $ 6,465,000
State income tax, net of federal tax
benefit                                    368,000           --         539,000
Tax credits                               (978,000)      (708,000)   (1,723,000)
Tax effect of AT&T warrants issued
for which no deduction is available           --        6,510,000          --
Meals and entertainment                    321,000         53,000        60,000
Foreign sales corporation benefit         (477,000)      (466,000)     (204,000)
Other                                      242,000       (179,000)      390,000
                                       -----------    -----------   -----------
Provision for income taxes             $ 6,812,000    $   105,000   $ 5,527,000
                                       ===========    ===========   ===========

          A valuation reserve against net deferred tax assets is required if, based upon weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Based on the Company's projection of future earnings, management believes that sufficient income will be generated in the future to realize the deferred tax asset. Accordingly, the Company has provided no valuation reserve for deferred tax assets at January 31, 1997. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if future taxable income is reduced.

 The components of the net deferred tax asset as of January 31, consist of:


                                             1997           1996
                                             ----           ----
Deferred tax assets:
         Reserves                            $ 5,284,000    $3,081,000
         Inventory capitalization               (460,000)         --
         Equity in joint venture                 176,000          --
         Other                                    75,000       131,000
                                             -----------    ----------
         Total deferred tax assets             5,075,000     3,212,000
                                             -----------    ----------
Deferred tax liabilities:
         Depreciation                            588,000       665,000
         Deferred compensation                   (21,000)       22,000
         Sales type lease                        224,000       445,000
                                             -----------    ----------
         Total deferred tax liabilities          791,000     1,132,000
                                             -----------    ----------
Net deferred tax asset                       $ 4,284,000    $2,080,000
                                             ===========    ==========

          At January 31, 1997, the Company had income tax payable of $2,618,000. At January 31, 1996, the Company had income taxes receivable of $3,886,000, primarily representing estimated refunds receivable resulting from federal and state income tax payments made during fiscal 1996. The tax benefits related to the $18,600,000 charge for the AT&T warrants (see Note 8 to the Consolidated Financial Statements) are contingent upon the timing of the exercise of the warrants and the stock value at that time. The tax benefit, if any, is not included in the deferred tax asset.

11.      COMMITMENTS AND CONTINGENCIES

          The Company leases a building in Wakefield, Massachusetts which is used as its principal manufacturing facility and corporate headquarters. The lease expires in fiscal 2009. In addition, the Company has the option to purchase the property at the greater of $35,500,000 or fair market value, at any time after November 15, 1995. The Company also has a commitment to lease an additional space of approximately 168,000 square feet in a new office building to be constructed adjacent to its Corporate headquarters in Wakefield, Massachusetts. Approval of the building permit is expected in April 1997, and occupancy is expected by mid May 1998 for a lease term of twelve years.

          The Company also leases office facilities and certain equipment under various operating leases, expiring at various dates through fiscal 2002.

          As of January 31, 1997, the future minimum payments under real estate operating leases are as follows:

         Years Ending January 31,

         1998                                $  5,111,000
         1999                                   5,672,000
         2000                                   7,000,000
         2001                                   6,934,000
         2002                                   6,942,000
         Beyond                                52,794,000
                                               ----------
         Total minimum lease payments        $ 84,453,000
                                             ============

          Rent expense was $4,328,000, $2,875,000 and $2,071,000 for the years ended January 31, 1997, 1996 and 1995, respectively.

          On or about November 16, 1995, a complaint was filed in the United States District Court for the Eastern District of Pennsylvania captioned John Eades v. Boston Technology, Inc., Greg C. Carr, Francis
E. Girard, Joseph E. Norberg, Paul W. DeLacey, William J. Burke and John C.W. Taylor, Civil Action No. 95-CV-7236. On or about November 20 and 21, 1995, respectively, essentially identical complaints were filed in the same court captioned Jacob Turner v. Boston Technology, Inc., Greg C. Carr, Francis E. Girard, Joseph E. Norberg, Paul W. DeLacey, William J. Burke and John C.W. Taylor, Civil Action No. 95-CV-7295, and Gerald Tobin v. Boston Technology, Inc., Greg C. Carr, Francis E. Girard, Joseph E. Norberg, Paul W. DeLacey, William J. Burke and John C.W. Taylor, Civil Action No. 95-CV-7317. Each of the plaintiffs purports to represent a class of purchasers of the common stock of the Company between and including May 17, 1995 through November 15, 1995. Each complaint claims that the named defendants violated Section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated pursuant thereto, by virtue of false or misleading statements made during the class period. Each complaint claims that the individual defendants are liable as "control persons" under Section 20(a) of that Act. In addition, the complaints claim that the individual defendants sold some of their own common stock of the Company, during the purported class period, at times when the market price for the stock allegedly was inflated. No response has been made to the three complaints, which have been consolidated by the Court. The plaintiffs filed an Amended Complaint on May 6, 1996, and on June 20, 1996 the defendants filed a Motion to Transfer the case to the Eastern District of Massachusetts. On November 14, 1996, the United States District Court of the Eastern District of Pennsylvania ordered the cases transferred to the United States District Court for the District of Massachusetts. On January 19, 1997, the defendants filed a Motion to Dismiss on the grounds that the Amended Complaint fails to state a claim under the relevant sections of the Securities Exchange Act of 1934, and under the law of the United States Federal Courts for the First Circuit. Oral argument was held on the Motion to Dismiss and the Plaintiffs Reply to the Motion on March 20, 1997. A decision is expected by August 1997. Boston Technology and the defendants continue to deny the allegations and will continue to contest these cases vigorously. The outcome of this lawsuit is neither probable or estimable, accordingly, no loss provisions has been made for this lawsuit.

12.      STOCKHOLDER RIGHTS PLAN

          In May 1991, the Board of Directors of the Company adopted a Stockholder Rights Plan, as amended, pursuant to which common stock purchase rights ("Rights") were distributed as a dividend at the rate of one Right for each share of common stock held as of May 31, 1991, and one Right will be issued for each share of common stock issued after May 31, 1991 and before the Rights become exercisable. Each Right entitles the holder of common stock to purchase four-tenths of one share of common stock at an exercise price of $12.40 per Right ($31.00 per share). The Rights will be exercisable only if a person or group has acquired beneficial ownership of 20 percent or more of common stock (excluding persons or groups beneficially owning 20 percent or more as of May 9, 1991) or announces a tender or exchange offer that would result in such person or group owning 30 percent or more of the common stock. If any person becomes the beneficial owner of 25 percent or more of the common stock, except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside Board members, or if a 20 percent or more shareholder consolidates or merges into or engages in certain self-dealing transactions with the Company, or if there occurs any reclassification, merger or other transaction or transactions which increases by more than one percent the proportionate share of the Company's outstanding common stock held by a 20 percent or more shareholder, each Right not owned by a 20 percent or more shareholder will enable its holder to purchase that number of shares of common stock which equals the exercise price of the Right divided by one-half of the current market price of such common stock at the date of the occurrence of the event. The Company will generally be entitled to redeem the Rights at $.02 per Right at any time until the tenth day following the public announcement that a 20 percent stock position has been acquired and in certain other circumstances. The Rights expire on May 31, 2001 unless earlier redeemed or exchanged.

13.      STOCK OPTIONS

          The Company has issued options to purchase shares of common stock to officers and employees under employment agreements, and to officers, employees and directors under various Company stock option plans. The following table summarizes stock option transactions under all plans:


                                                                            Weighted
                                                                             Average
                                      Option                                Exercise       Number
                                      Shares     Option Price Range          Price      Exercisable


Outstanding, January 31, 1994       2,551,439    $  2.00 - $11.50           $ 4.97        947,470

                     Granted          941,714    $  8.75 - $17.75           $10.92
                    Exercised        (482,431)   $  2.00 - $12.31           $ 3.05
                     Canceled        (101,265)   $  2.13 - $11.50           $ 8.46

Outstanding, January 31, 1995       2,909,457    $  2.00 - $17.75           $ 7.09        1,252,007

                     Granted          899,317    $11.06 - $15.75            $14.05
                    Exercised        (667,301)   $  2.00 - $14.33           $ 3.76
                     Canceled        (152,408)   $  3.25 - $12.75           $ 9.85

Outstanding, January 31, 1996       2,989,065    $  2.00 - $17.75           $ 9.79        1,376,467

                     Granted        1,164,404    $13.25 - $29.75            $19.32
                    Exercised        (699,333)   $  2.00 - $17.75           $ 7.10
                     Canceled        (175,110)   $  2.75 - $17.75           $12.81

Outstanding, January 31, 1997       3,279,026    $  2.00 - $29.75           $13.59         1,546,773

Exercisable at January 31, 1997     1,546,773    $  2.00 - $16.56           $ 9.39





               The following table summarizes information concerning currently outstanding and exercisable options:

                                  Number         Weighted        Weighted                       Weighted
                               Outstanding        Average        Average                         Average
          Range of                               Remaining       Exercise        Number         Exercise
       Exercise prices                       Contractual life     Price        Exercisable        Price

     $ 2.00 - $ 9.00           816,939         6.01           $  6.21           775,108         $ 6.06
       9.25 -  14.00           867,359         7.66             12.48           617,864          12.61
      14.19 -  14.75           758,528         9.08             14.42           135,351          14.27
     $14.88 - $29.75           836,200         9.63            $21.18            36,450         $15.00
                             ----------                                       ---------

            Total            3,279,026                                        1,564,773
                             ==========                                       ==========


               In October 1995, the Financial Accounting Standards Board issued FAS No. 123 Accounting for Stock Based Compensation, which requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to the financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under FAS No. 123 for options granted in 1997 and 1996 using the Black-Scholes option pricing model. The weighted average assumptions are as follows:


                                                  1997                  1996
                                                  ----                  ----
Risk-free interest rate                           6.63%                  6.63%
Expected dividend yield                           ---                    ---
Expected lives                                   4 years               4 years
Expected volatility                               57.76%                57.76%

Had compensation cost for these plans been determined consistent with FAS No. 123, the Company's net pro forma income (loss) and pro forma net income (loss) per share would have been as follows:


                                                   1997             1996
                                                   ----             ----
Net Income (Loss)                As Reported       $    14,149      $   (14,890)
                                  Pro Forma             11,863          (16,077)
Net Income (Loss) Per Share      As Reported       $       .51      $      (.60)
                                  Pro Forma                  0               (1)

               The above compensation costs does not include the fair value of the warrants issued to AT&T (see Note 8 to the Consolidated Financial Statements) as the fair value of such warrants were included in the 1996 Statement of Operations.

               The affects of applying FAS 123 in this disclosure are indicative of future amounts. FAS 123 does not apply to grants prior to 1995 and additional grants in the future years are anticipated.

Directors' Stock Option Plan

               In connection with the election of directors, the Company granted options to purchase 20,000 shares of common stock at an exercise price of $2.81, vesting immediately and exercisable at any time prior to December 5, 2001, in fiscal 1992. The exercise price for all options was the fair market value at date of grant.

               During fiscal 1993, the stockholders of the Company approved the 1992 Directors' Stock Option Plan (the "1992 Directors' Plan"). The 1992 Directors' Plan provides for the granting of non-transferable non-qualified options to purchase a maximum of 135,000 shares of the Company's common stock to outside (i.e., non-employee) directors of the Company. The option price is equal to the fair market value at date of grant. Each eligible director was granted an option to purchase 15,000 shares of common stock annually commencing March 1, 1992 through and including March 1, 1994, provided the individual was an eligible director on the date of grant. All options granted under the 1992 Directors' Plan are immediately exercisable in full upon grant;

provided, however, that no options granted under the 1992 Directors' Plan may be exercised more than six months after the optionee ceases to serve as a director of the Company, and all options terminate on the tenth anniversary of the date of grant. The 1992 Directors' Plan terminates upon the earlier of December 31, 1994 or the date on which all shares available for issuance under the 1992 Directors' Plan have been issued.

               During fiscal 1995, the stockholders of the Company approved an Amendment to the 1992 Directors' Plan which increased the number of shares authorized to be issued under the 1992 Directors' Plan from 135,000 to 150,000 shares of the Company's common stock to outside directors of the Company. All other terms and conditions of the 1992 Directors' Plan remained the same. During fiscal 1995, 1994 and 1993, options to purchase 60,000, 45,000 and 45,000 shares of common stock, respectively, were automatically issued to eligible directors; options to purchase 15,000 shares were exercised during 1996.

               During fiscal 1996, the stockholders of the Company approved the 1995 Director Stock Option Plan (the "1995 Director Plan"). The 1995 Director Plan provides for the granting of non-transferable non-qualified options to purchase a maximum of 180,000 shares of the Company's common stock to eligible outside (i.e., non-employee) directors of the Company on March 1, 1995. Accordingly, on March 1, 1995, 120,000 shares of the Company's common stock were issued to the eligible directors at an exercise price of $13.63 per share, the closing sale price of the Company's common stock on the Nasdaq National Market on the date of grant. The 1995 Director Plan also provides that an option to purchase 30,000 shares shall be granted to an eligible director upon his or her initial election as a director. All options granted under the 1995 Director Plan vest and become exercisable in increments of 10,000 each on the date of the first, second and third annual meetings of the stockholders following the date of grant.

Employment Agreements

               Under employment agreements, certain officers and employees have been granted non-qualified options to purchase 394,450 shares of the Company's common stock at prices ranging from $2.00 to $24.38, which equaled fair market value at the date of grant. Options become exercisable in annual installments over one to ten years and expire ten years from the date of grant. Options to purchase 5,242, 17,500 and 30,967 shares of common stock were exercised during the years ended January 31, 1997, 1996 and 1995, respectively. As of January 31, 1997, no shares remained available for future option grants.

1989 Stock Option Plan

               During fiscal 1993, the stockholders of the Company approved an increase in the number of shares reserved for issuance under the 1989 Stock Option Plan ("the Plan") to an aggregate of 3,500,000 shares. The Plan was also amended to authorize the grant of non-statutory options, in addition to incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986. The maximum term for options granted under the Plan is ten years (five years for holders of more than 10% of the Company's common stock). The exercise price at which shares of common stock may be purchased upon exercise of options granted under the Plan must equal at least 100% (110% for holders of more than 10% of the Company's common stock) of the fair market value of the common stock on the date of grant. The aggregate fair market value (determined at the time of grant) of shares for which incentive stock options granted under the Plan are exercisable for the first time by the optionee in any one calendar year may not exceed $100,000. During the year ended January 31, 1997, options to purchase 91,608 shares of common stock had been granted and were exercisable at $24.38. As of January 31, 1997, 2,691,944 shares had been issued upon option exercises and no shares remain available for future stock option grants.

1994 Stock Incentive Plan

               During fiscal 1995, the stockholders of the Company, approved the 1994 Stock Incentive Plan (the "1994 Incentive Plan"). The 1994 Incentive Plan provides for the granting of a maximum of 1,500,000 shares issuable pursuant to incentive stock options, non-statutory stock options, stock appreciation rights, performance shares, restricted stock awards or non-restricted stock awards to employees, officers, directors, consultants and advisors of the Company and its subsidiaries. During the years ended January 31, 1997, 1996, and 1995, 161,843, 921,600, and 839,714 stock options had been granted at prices ranging from $14.88 to $24.38, $11.06 to $15.75, and $8.75 to $17.75, respectively. As of January 31, 1997, 276,242 shares had been issued upon exercise of options, and 1,333 shares remained available for future option grants.

1996 Stock Incentive Plan

               During fiscal year 1997, the stockholders of the Company approved the 1996 Stock Incentive Plan (the "1996 Incentive Plan"). The 1996 Incentive Plan provides for the granting of up to 1,000,000 shares of common stock under terms that are in all material respects similar to the 1994 Incentive Plan. As of January 31, 1997, 974,691 stock options have been granted at prices ranging from $13.25 to $29.75. No shares had been issued upon exercise of stock options and 33,309 shares remained available for future option grants.

Options Granted by Stockholders

               During fiscal 1993, the two founding stockholders of the Company, who were also directors of the Company at the time the options were granted, granted options to purchase an aggregate of 187,500 shares of common stock owned by them to certain employees of the Company in recognition of the contributions made by these employees to the Company. The options were granted at fair market value at the time of grant. As of January 31, 1997, options to purchase 130,000 shares have been exercised at prices ranging from $3.31 to $5.00, and options to purchase 57,500 shares remain outstanding and exercisable at prices ranging from $3.31 to $5.00 per share.

14.      MAJOR CUSTOMERS

               Substantially all of the Company's revenues were attributable to sales to the network operator market. The following table summarizes revenues from major customers for the years ended January 31:


                                   1997             1996                   1995
                                   ----             ----                   ----
AT&T                               23%               *                      *
SBC Communications                 17               11%                     *
DDI                                13                13                    10%
Bell Atlantic                      10                13                     48
NTT DoCoMo                          *                22                     *

* Represents less than 10% of total revenue.

Geographically, the Company's revenues for the years ended January 31, are as follows:


                                  1997              1996              1995
                                  ----              ----              ----
North America                     70%               40%               67%
Asia                              26                52                29
South America                      2                 4                 4
Other                              2                 4                --
                                 ----              ----              ----
Total                            100%              100%              100%
                                 ====              ====              ====

15.      EMPLOYEE BENEFIT PLANS

               The Company has an Employee Savings and Profit Sharing Plan (the "Savings Plan"), under Section 401(k) of the Internal Revenue Code of 1986, as amended. All employees of the Company, including executive officers, are eligible to participate in the Savings Plan. A participating employee may elect to defer up to 15% of his or her salary on a pre-tax basis. This amount, plus a matching amount provided by the Company, is contributed to the Savings Plan. All amounts granted vest in their entirety upon completion of one year of service. The full amount vested in a participant's account will be distributed to a participant upon termination of employment, retirement, disability or death. Company contributions to the Savings Plan for the years ended January 31, 1997, 1996 and 1995 amounted to $472,000, $321,000 and $268,000, respectively.

               The Company does not currently offer post-retirement benefits, and the effect of post-employment benefits is immaterial. As of December 31, 1993, the Company implemented the Officers' Deferred Compensation Plan (the "Plan") providing elected officers with the opportunity to participate in an unfunded, deferred compensation program. Under the Plan, officers may defer up to 100% of their base salary and/or incentive compensation until retirement, separation or a fixed date at least five (5) years from the date of election. The deferred amounts are retained as Company assets and are included in other assets on the Consolidated Balance Sheets. The deferred amounts are invested, at the officer's election, in either treasury bonds or a designated mutual fund. Officers are 100% vested in their deferral balances at all times. The total amount deferred under the Plan, which is reflected in other long-term liabilities, was $57,000 and $90,000 as of January 31, 1997 and 1996, respectively. The expense for the Plan was $9,000 in fiscal 1995, there was no expense in fiscal 1996 or fiscal 1997.

16.      EMPLOYEE STOCK PURCHASE PLANS

               Under the 1991 Employee Stock Purchase Plan (the "1991 Stock Purchase Plan"), all employees who had completed three months of employment, except for those employees who possessed at least 5% of the voting power of the Company's common stock were entitled, through payroll deductions of amounts up to 10% of his or her base salary, to purchase shares of the Company's common stock at the lesser of 85% of the market price at the offering commencement date or the offering termination date.

               During fiscal 1994, the stockholders of the Company approved the 1993 Employee Stock Purchase Plan (the "1993 Stock
Purchase Plan"). The 1993 Stock Purchase Plan was in all material respects identical to the 1991 Employee Stock Purchase Plan. This plan was terminated during fiscal 1996 and was replaced by the 1995
Employee Stock Purchase Plan (the "1995 Stock Purchase Plan").

               During fiscal 1996, the stockholders of the Company approved the 1995 Stock Purchase Plan. The 1995 Stock Purchase Plan is in all material respects identical to the 1991 and 1993 Employee Stock Purchase Plans. The number of shares available for issuance under the 1995 Stock Purchase Plan is 200,000. For the offering period ended February 28, 1997, 41,384 shares of common stock were issued to employees at a price of $12.96 per share. The number of shares available for subsequent offerings may be increased, at the election of the Board of Directors, by the shares, if any, which were made available but not purchased during any previous offerings.




17.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                             1997 Fiscal Quarter Ended
                              April 30           July 31        October 31        January 31
                              --------           -------        ----------        ----------
Revenue                       $35,751           $41,455          $52,818          $62,434
Gross Profit                   17,775            22,263           27,097           34,040
Operating income                2,804             4,930            6,923            7,474
Net income                      1,830             2,791            4,171            5,357
Net income per share (a)          .07               .10              .15              .19



                                             1996 Fiscal Quarter Ended
                               April 30          July 31        October 31        January 31
                               --------          -------        ----------        ----------


Revenue                        $26,021           $26,127          $19,519         $33,600

Gross Profit                    15,185            16,674            9,547          17,276

Operating income (loss)          4,176             4,102           (4,991)        (19,054)
Net income (loss)                3,278             2,960           (3,378)        (17,750)
Net income (loss) per share (a)    .13               .11             (.14)           (.72)


               (a) Earnings per common share calculations for each of the quarters were based on the weighted average number of shares outstanding for each period, and the sum of the quarters may not necessarily be equal to the full year earnings per common share amount.

18.  SUBSEQUENT EVENTS

               On February 20, 1997, the Company acquired all of the outstanding stock of Enhanced Communications Corporation ("ECC"), a company providing outsourcing of voice messaging for Bell South Telecommunications, Inc. and Bell South Personal Communications, Inc. for 250,000 shares of the Company's Common Stock. The combination will be accounted for as a pooling of interests in accordance with APB 16.

               (b) Pro Forma Financial Information.

                     UNAUDITED PRO FORMA CONDENSED
                    COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined balance sheet as of September 30, 1997 combines the unaudited historical balance sheets of Comverse as of September 30, 1997 and BTI as of October 31, 1997, giving effect to the Merger as though it had been consummated as of September 30, 1997. The following unaudited pro forma condensed combined statements of income for each of the three years in the period ended December 31, 1996 combine the historical consolidated statements of income of Comverse for each of the three years in the period ended December 31, 1996 and BTI for each of the three years in the period ended January 31, 1997, giving effect to the Merger as though it had been consummated at the beginning of each period presented. The following unaudited pro forma condensed combined statements of income for each of the nine-month periods ended September 30, 1997 and 1996 combine the unaudited historical consolidated statements of income of Comverse for each of the nine-month periods ended September 30, 1997 and 1996 and BTI for each of the nine-month periods ended October 31, 1997 and 1996, giving effect to the Merger as though it had been consummated at the beginning of each period presented. The Merger is intended to be accounted for as a pooling of interests. The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Comverse and BTI, including the notes thereto, which are included herein or otherwise publicly available. This unaudited pro forma condensed combined financial information is not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of the beginning of the earliest period presented, nor are they necessarily indicative of operating results and financial position which may occur in the future.

     The pro forma data do not reflect any costs associated with the integration and consolidation of the companies anticipated by Comverse management as a result of the Merger.





         UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                          September 30, 1997
                            (in thousands)


                                                             Comverse           BTI
                                                            September 30,     October 31,                Pro Forma
                                                               1997             1997        Adjustments  Combined(1)
                                                            ------------      ---------     -----------  -----------
ASSETS
Current assets:
     Cash and cash equivalents............................      $149,074      $ 15,934                     $165,008
     Bank time deposits and short-term investments........       113,600            --                      113,600
     Accounts receivable, net.............................        79,233        89,386                      168,619
     Inventories..........................................        35,030        26,893                       61,923
     Prepaid expenses and other current assets............        20,265        11,323                       31,588
                                                              ----------    ----------                   ----------
         Total current assets.............................       397,202       143,536                      540,738
Long-term receivables, net................................           860            --                          860
Property and equipment, net...............................        22,716        36,999         (694)         59,021
Investments...............................................         6,473            --                        6,473
Software development costs, net...........................        12,028            --                          12,028
Deferred costs and other assets, net......................         6,619         8,144                       14,763
                                                             -----------   ------------  -----------     ----------
                                                                $445,898      $188,679   $     (694)       $633,883
                                                                ========      ========   ==========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses................     $  48,586     $  38,716  $  10,000(3)      $  97,302
     Bank loans...........................................        16,916         2,644                       19,560
     Advance payments from customers......................         9,247        16,738                       25,985
     Other current liabilities............................           915            --            --            915
                                                            ------------   -----------   -----------   ------------
         Total current liabilities........................        75,664        58,098        10,000        143,762
Convertible subordinated debentures.......................       115,000            --                      115,000
Long-term debt and other liabilities......................         6,879        15,507                       22,386
                                                             -----------     -----------------------     ----------
         Total liabilities................................       197,543        73,605        10,000        281,148
Stockholders' equity:
     Common stock.........................................         2,515            27      1,755(4)          4,297
     Additional paid-in capital...........................       139,806        74,909    (1,755)(4)        212,960
     Cumulative translation adjustment....................          (43)           488                          445
     Unrealized gain on available for sale securities, net
         of tax...........................................         3,026            --                        3,026
     Retained earnings....................................                                  (694)(2)
                                                                 103,051        39,650   (10,000)(3)        132,007
                                                               ---------    ----------  --------          ---------
         Total stockholders' equity.......................       248,355       115,074        10,694        352,735
                                                               ---------     ---------       -------      ---------
                                                                $445,898      $188,679    $    (694)       $633,883
                                                                ========      ========    =========        ========

 See Notes to Unaudited Pro Forma Condensed Combined Financial Information





         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF
                                INCOME

                   For Year Ended December 31, 1996
                 (In Thousands, Except Per Share Data)

                                                           Comverse               BTI
                                                         Twelve Months       Twelve Months
                                                             Ended               Ended
                                                       December 31, 1996    January 31, 1997       Pro Forma
                                                          Historical           Historical         Combined(1)
Revenues:
   Sales.............................................     $197,181            $192,458            $389,639
   Interest and other income.........................       10,130                 881              11,011
                                                          ----------        ------------          ----------
        Total revenues...............................      207,311             193,339             400,650
Costs and expenses:
   Research and development..........................       36,613              42,136              78,749
   Less reimbursement................................       (9,172)             (3,349)            (12,521)
                                                          ----------          ----------          ----------
   Net research and development......................       27,441              38,787              66,228
   Cost of sales.....................................       84,319              85,205             169,524
   Selling, general and administrative...............       53,347              40,257              93,604
   Royalties and license fees........................        4,365               6,078              10,443
   Minority interest and equity in loss of
        affiliate....................................          (35)                479                 444
   Interest expense and other........................        7,063               1,572               8,635
                                                          ----------          ----------          ----------
        Total costs and expenses.....................      176,500             172,378             348,878
                                                          ----------          ----------          ----------
Income before gain on issuance of subsidiary shares
   and income tax provision..........................       30,811              20,961              51,772
Gain on issuance of subsidiary shares................          535                  --                 535
                                                          -----------         -----------         -----------
Income before income tax provision...................       31,346              20,961              52,307
Income tax provision.................................        3,358               6,812              10,170
                                                          -----------         -----------         -----------
Net income...........................................     $ 27,988            $ 14,149            $ 42,137
                                                          ===========         ===========         ===========
Earnings per share:
   Primary...........................................     $   1.16            $   0.51            $   1.01
                                                          ===========         ===========         ===========
   Fully diluted.....................................     $   1.15            $   0.51            $   1.00
                                                          ===========         ===========         ===========
Weighted average number of common and common
   equivalent shares outstanding:
   Primary...........................................       26,447              27,585              44,377
                                                          ===========         ===========         ===========
   Fully diluted.....................................       26,572              27,585              44,502
                                                          ===========         ===========         ===========





 See Notes to Unaudited Pro Forma Condensed Combined Financial Information




         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF
                                INCOME

                   For Year Ended December 31, 1995
                 (In Thousands, Except Per Share Data)

                                                               Comverse
                                                             Twelve Months         BTI
                                                                 Ended         Twelve Months
                                                             December 31,          Ended
                                                                 1995          January 31, 1996        Pro Forma
                                                               Historical         Historical           Combined(1)
                                                             -------------     ----------------        -----------
   Revenues:
   Sales..................................................     $137,149          $105,267              $242,416
   Interest and other income..............................        8,747             1,169                 9,916
                                                             ------------        ---------             -----------
   Total revenues.........................................      145,896           106,436                252,332
   Costs and expenses:
   Research and development...............................       27,161            26,935                 54,096
   Less reimbursement.....................................       (7,735)           (5,051)               (12,786)
                                                             ------------        ----------            -----------
   Net research and development...........................       19,426            21,884                 41,310
   Cost of sales..........................................       59,297            45,683                104,980
   Selling, general and administrative....................       41,388            31,565                 72,953
   Royalties and license fees.............................        2,419               902                  3,321
   Minority interest and equity in loss of affiliate......         (147)               --                   (147)
Warrants and other expenses associated with AT&T
   contract acquisition...................................           --            21,000                 21,000
   Interest expense and other                                     4,406               187                  4,593
                                                             ------------        -----------           ----------
   Total costs and expenses...............................      126,789           121,221                248,010
                                                             ------------        -----------           ----------
   Income before income tax provision.....................       19,107           (14,785)                 4,322
   Income tax provision...................................        2,057               105                  2,162
                                                             ------------        -----------           ----------
   Net income.............................................     $ 17,050          $(14,890)             $   2,160
                                                             ============        ===========           ===========
   Earnings per share:
   Primary................................................     $   0.75          $  (0.60)             $    0.06
                                                             ============        ===========           ===========
   Fully diluted..........................................     $   0.75          $  (0.60)             $    0.06
                                                             ============        ===========           ===========

Weighted average number of common and common
  equivalent shares outstanding:
  Primary.................................................       22,602            24,859                 38,760
                                                             ============        ============          ===========
Fully diluted.............................................       22,709            24,859                 38,867
                                                             ============        ============          ===========




 See Notes to Unaudited Pro Forma Condensed Combined Financial Information




         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF
                                INCOME

                   For Year Ended December 31, 1994
                 (In Thousands, Except Per Share Data)

                                                               Comverse
                                                             Twelve Months         BTI
                                                                 Ended         Twelve Months
                                                             December 31,          Ended
                                                                 1994          January 31, 1995        Pro Forma
                                                               Historical         Historical           Combined(1)
                                                             -------------     ----------------        -----------

Revenues:
     Sales................................................     $  108,150        $ 89,056              $ 197,206
     Interest and other income............................          6,162           1,098                  7,260
                                                               -----------       ---------             ----------
         Total revenues...................................        114,312          90,154                204,466
Costs and expenses:
     Research and development.............................         18,117          21,871                 39,988
     Less reimbursement..................................          (5,477)         (8,162)               (13,639)
                                                               -----------       ---------             ----------
     Net research and development.........................         12,640          13,709                 26,349
     Cost of sales........................................         47,715          31,345                 79,060
     Selling, general and administrative..................         33,681          26,217                 59,898
     Royalties and license fees...........................          2,186             199                  2,385
     Minority interest and equity in loss of affiliate....            262              --                    262
     Interest expense and other...........................          3,947             213                  4.160
                                                               -----------       ----------            ----------
         Total costs and expenses.........................        100,431          71,683                172,114
                                                               -----------       ----------            ----------
Income before gain on issuance of subsidiary shares and
     income tax provision.................................         13,881          18,471                 32,352
Income tax provision......................................          1,783           5,527                  7,310
                                                               -----------       ----------            -----------
Net income................................................     $   12,098        $ 12,944              $  25,042
                                                               ===========       ==========            ===========
Earnings per share:

     Primary..............................................     $     0.55        $   0.50              $    0.65
                                                               ===========       ==========            ===========

     Fully diluted........................................     $     0.55        $   0.50              $    0.65
                                                               ===========       ==========            ===========
Weighted average number of common and common
     equivalent shares outstanding:
     Primary..............................................         21,868          25,751                 38,606
                                                               ===========       ==========            ==========
     Fully diluted........................................         21,868          25,751                 38,606
                                                               ===========       ==========            ==========



 See Notes to Unaudited Pro Forma Condensed Combined Financial Information





         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF
                                INCOME

               For Nine Months Ended September 30, 1997
                 (In Thousands, Except Per Share Data)

                                                          Comverse         BTI
                                                        Nine Months     Nine Months
                                                           Ended           Ended
                                                       September 30,    October 31,
                                                            1997           1997                        Pro Forma
                                                        Historical     Historical     Adjustments     Combined(1)
Revenues:
     Sales..........................................    $202,681       $ 198,342         $(836)(2)    $400,187
     Interest and other income......................      11,973             686                        12,659
                                                        ----------     ----------        -----------  ----------
         Total revenues.............................     214,654         199,028          (836)        412,846
Costs and expenses:
     Research and development.......................      39,121          50,133                        89,254
     Less reimbursement.............................     (11,344)         (4,863)                      (16,207)
                                                        ----------     ----------                     ---------
     Net research and development...................      27,777          45,270                        73,047
     Cost of sales..................................      85,953          74,973          (142)(2)     160,784
     Selling, general and administrative............      53,756          41,255                        95,011
     Royalties and license fees.....................       4,981           5,413                        10,394
     Minority interest and equity in loss of
         affiliate..................................         (30)           (122)                         (152)
     Interest expense and other.....................       6,997           1,792                         8,789
                                                        -----------    ----------        ----------  ----------
         Total costs and expenses...................     179,434         168,581          (142)        347,873
                                                        -----------    ----------        ----------
Income before income tax provision..................      35,220          30,447          (694)         64,973
Income tax provision................................       3,525           6,682                        10,207
                                                        -----------    ---------         ----------  ----------
Net income..........................................    $ 31,695       $  23,765         $(694)       $ 54,766
                                                        ===========    =========         ==========  ==========
Earnings per share:
     Primary........................................    $   1.17       $    0.84                      $   1.20
                                                        ===========    =========                     ==========
     Fully diluted..................................    $   1.17       $    0.84                      $   1.20
                                                        ===========    =========                     ==========
Weighted average number of common and
     common equivalent shares outstanding:
     Primary........................................      27,081          28,373                        45,523
                                                        ===========    =========                     ==========
     Fully diluted..................................      27,188          28,373                        45,630
                                                        ===========    =========                     ==========




 See Notes to Unaudited Pro Forma Condensed Combined Financial Information





         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF
                                INCOME

               For Nine Months Ended September 30, 1996
                 (In Thousands, Except Per Share Data)

                                                               Comverse
                                                              Nine Months           BTI
                                                                 Ended          Nine Months
                                                             September 30,         Ended
                                                                 1996         October 31, 1996      Pro Forma
                                                              Historical         Historical         Combined
                                                             ------------     ----------------      ---------
Revenues:
     Sales................................................    $138,931          $130,024           $268,955
     Interest and other income............................       6,080               470              6,550
                                                             ------------      ---------------     -----------
         Total revenues...................................     145,011           130,494            275,505
Costs and expenses:
     Research and development.............................      25,911            28,549             54,460
     Less reimbursement...................................      (6,339)           (3,204)            (9,543)
                                                             ------------       --------------      ----------
     Net research and development.........................      19,572            25,345             44,917
     Cost of sales........................................      59,476            58,411            117,887
     Selling, general and administrative..................      37,612            27,133             64,745
     Royalties and license fees...........................       2,948             4,478              7,426
     Minority interest and equity in loss of affiliate....        (232)              597                365
     Interest expense and other...........................       4,289             1,004              5,293
                                                             ------------       -----------        -----------
         Total costs and expenses.........................     123,665           116,968            240,633
                                                             ------------       -----------        -----------
Income before gain on issuance of subsidiary shares and
     income tax provision.................................      21,346            13,526             34,872
Gain on issuance of subsidiary shares.....................         535                --                   535
                                                             ------------       ------------       ------------
Income before income tax provision........................      21,881            13,526             35,407
Income tax provision......................................       2,288             4,734              7,022
                                                             ------------       ------------       ------------
Net income................................................   $  19,593          $  8,792           $ 28,385
                                                             ============       ============       ============
Earnings per share:
     Primary..............................................   $    0.84          $   0.32           $   0.69
                                                             ============       ============       ============
     Fully diluted........................................   $    0.82          $   0.32           $   0.68
                                                             ============       ============       ============
Weighted average number of common and common
equivalent shares outstanding:
     Primary..............................................      23,243            27,823             41,328
                                                             ============       ============       ==========
     Fully diluted........................................      26,486            27,823             44,571
                                                             ============       ============       ==========




 See Notes to Unaudited Pro Forma Condensed Combined Financial Information

 Notes to Unaudited Pro Forma Condensed Combined Financial Information

     (1) The unaudited pro forma condensed combined balance sheet combines the unaudited historical consolidated balance sheet of Comverse at September 30, 1997 with the unaudited historical consolidated balance sheet of BTI at October 31, 1997. The unaudited pro forma condensed combined statements of income combine the unaudited historical consolidated statements of income of Comverse for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 with the unaudited historical consolidated statements of income of BTI for the nine months ended October 31, 1997 and 1996 and for the fiscal years ended January 31, 1997, 1996 and 1995. Certain amounts reflected in the historical financial statement presentations of both companies have been reclassified to conform to the unaudited pro forma condensed combined presentation.

     The unaudited pro forma condensed combined financial information excludes costs associated with the integration and consolidation of the companies, the total amount of which is not expected to exceed $70 million.

     The pro forma combined primary and fully diluted earnings per share for the respective periods represented is based on the combined weighted average number of common shares and share equivalents of Comverse and BTI. The number of common shares and share equivalents of BTI is based on an Exchange Ratio of 0.65 shares of Comverse Common Stock for each issued and outstanding share of BTI Common Stock (including share equivalents).

     (2) Adjustment to eliminate sales between Comverse and BTI.

     (3) Adjustment to reflect the estimated direct costs for investment banking, legal and miscellaneous transactions costs associated with the Merger.

     (4) Adjustment to reflect the issuance of Comverse Common Stock for BTI Common Stock.

     (c) Exhibits.

     See the Index to Exhibits attached hereto.

Item 8.   Change in Fiscal Year

          On January 22, 1998, the Board of Directors of Comverse acted to change the fiscal year of Comverse to correspond with BTI's fiscal year, ending January 31 of each year. Comverse intends to file its report covering the transition period of January 1, 1998 thorugh
January 31, 1998 on Form 10-K.

                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      COMVERSE TECHNOLOGY, INC.
                                            (Registrant)



Date: January 27, 1998                By:/s/  William F. Sorin
                                         ---------------------
                                         Name:  William F. Sorin
                                         Title: Corporate Secretary

                             EXHIBIT INDEX


Exhibit             Description                                 Page

2.1(1)               Agreement and Plan of Merger
                     between Comverse Technology, Inc.
                     and Boston Technology, Inc. dated
                     as of August 20, 1997.

99.1                 Press Release dated January 14, 1998.       35


-------------------

(1) Incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on August 20, 1997.

                                                           EXHIBIT 99.1


                                        CONTACT:
                                        Kobi Alexander/Paul D. Baker
                                        Comverse Technology, Inc.
                                        170 Crossways Park Drive
                                        Woodbury, NY 11797
                                        (516) 677-7200

 Comverse Technology, Inc. and Boston Technology, Inc. Complete Merger:
         Combination Creates the World Leader in the Supply of
 Enhanced Services Platforms to Both Wireless and Wireline Network Operators

WOODBURY, NY, January 14, 1998 -- Comverse Technology, Inc. (NASDAQ:
CMVT) and Boston Technology, Inc. (formerly NYSE: BSN) announced today the completion of the merger of Boston Technology with Comverse Technology in a tax- free, stock-for-stock transaction, which will be accounted for as a pooling of interests. As a result of the merger, each share of Boston Technology common stock is converted into 0.65 of a share of Comverse Technology common stock.

The combined company is called Comverse Technology, Inc., and will continue to be listed on the NASDAQ exchange. The company headquarters will remain in Woodbury, NY. The operations of Boston Technology will be combined with Comverse's Network Systems Division, the largest operating unit of Comverse Technology. Comverse Network Systems Division will be headquartered in Wakefield, MA.

Kobi Alexander, Comverse Technology's Chairman, President and Chief Executive Officer, will continue in his present role. Francis E. Girard, Boston Technology's President and Chief Executive Officer, becomes President and Chief Executive Officer of Comverse Network Systems Division.

Mr. Alexander said, "The strategic benefits of this merger are compelling for a number of reasons. This merger positions us as the world's leading supplier of enhanced services platforms to both wireless and wireline telecommunications network operators. Together, we have a powerful combination of technology, research and development capabilities, customer service and support, sales and marketing, and a blue chip customer base that includes seven of the ten largest telecommunications network operators in the world. As these and other telephone companies continue to launch and expand revenue- generating services such as voice mail, unified messaging, information services, voice recognition-based services, text messaging, and other personal assistant and personal communications services, we are well-positioned to participate in this growth."

"Our companies are complementary in a number of ways," continued Alexander. "Boston Technology is a leader in several important regions, including the United States and Japan, while Comverse is a leader in Europe and other important regions. Boston Technology is a leader among wireline network operators and Comverse is a leader among digital wireless network operators. Together, we have more than 200 telecommunications network operator customers, including thirteen of the world's twenty largest telephone companies, with very little customer overlap."

"The addition of Boston Technology's excellent management and employees to our team," concluded Alexander, "brings to us a wide range of strengths, including top-notch account management, first-class training, service and support, and solid technical resources. They will add significant value to our organization, and will allow us, our shareholders and our customers to enjoy the full opportunity presented in this rapidly growing market."

Mr. Girard said, "We are excited about this opportunity to, in one step, expand our customer base, and increase and leverage our technological and managerial strengths and resources to take full advantage of the continued growth we see in the enhanced services arena. This combination will bring together two teams of highly experienced, dedicated employees, with similar corporate cultures, values and goals. This team will be able to provide our customers with an unmatched level of engineering resources, along with a wider range of products and services to serve their rapidly expanding needs for world- class enhanced services."

"Comverse's excellent and experienced management team, considerable financial resources, and strong engineering staff, which includes a large team of Advanced Intelligent Network specialists, will enable our combined company to compete and serve our customers on a higher level," continued Girard. "Together, we will be able to offer our customers the best of both companies' products, resources, technology, research and development, and service and support."

The combined company is committed to preserving the investment of all of its customers, and will continue to market, support and enhance both companies' platforms. Both platforms will evolve over time, to take advantage of the expanded technology and resource strengths of the two companies.

Comverse Technology Inc., headquartered in Woodbury, New York, designs, develops, manufactures and markets computer and telecommunications systems for a variety of communications processing applications, including multimedia messaging, personal communications and information processing systems marketed to telecommunications network operators under the names Access NP(R) and TRILOGUE(R), multiple channel, multimedia digital monitoring systems marketed under the name AUDIODISK(TM), and multiple channel, multimedia digital recording systems marketed under the name ULTRA(TM).

Internet users: For additional information, you may visit Comverse's web site at: http://www.comverse.com.

Information contained in this release with respect to the expected financial impact of the merger is forward-looking. These statements represent the company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include, but are not limited to, material adverse changes in economic and competitive conditions in the markets served by the company, material adverse changes in the business and financial condition of the company and their respective customers, and uncertainties concerning technological changes and future product performance.